Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL THIRD QUARTER 2014 RESULTS

MIDLAND, Texas, August 6, 2014/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today reported revenues of $54,166,000 for the quarter ended June 30, 2014, the Company’s third quarter of fiscal 2014, as compared to $75,647,000 for the same quarter of fiscal 2013. The Company reported net loss of $7,493,000 for the third quarter of fiscal 2014, or a loss of $0.94 per share attributable to common stock, as compared to a net income of $4,063,000, or $0.50 per share attributable to common stock, in the same quarter of fiscal 2013. EBITDA for the third quarter of fiscal 2014 was $1,466,000 compared to $15,975,000 for the same quarter of fiscal 2013.

The revenue decrease for the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 primarily resulted from the previously disclosed reduction in utilization of the Company’s data acquisition crews as the result of client driven delays, project readiness issues and to a lesser extent weather related issues late in the quarter. During the third quarter of fiscal 2014, the Company operated an average of eight to nine crews as compared to an average of thirteen crews during the third quarter of fiscal 2013. During the second quarter of fiscal 2014, the Company operated an average of twelve crews.

Fiscal 2013 third quarter results included additional revenues from two micro-seismic recording projects and early completion incentives that did not recur during the fiscal 2014 third quarter. Fiscal 2014 third quarter operating expenses were lower than fiscal 2013 third quarter operating expenses, but not in proportion to the reduction in revenue. This resulted from certain crew and project roll-off costs early in the 2014 quarter and the retention of twelve operational crews in anticipation of higher client utilization rates during the balance of calendar 2014.

Stephen Jumper, President, Chief Executive and Chairman, said, “We were disappointed with our quarterly results. Although client demand for our services remains relatively steady, we continued to experience client-driven delays on already awarded projects from April to mid-June which significantly impacted our utilization rates. These project related issues began to resolve themselves later in the quarter than originally anticipated resulting in our ability to operate ten to twelve crews in late June. Based on presently available information from our clients, we anticipate operating ten crews through the end of calendar 2014.”

Consistent with the Company’s previously announced quarterly dividend policy, on August 4, 2014 the Company’s Board of Directors approved the payment on August 29, 2014 of an $0.08 per share quarterly cash dividend to Company shareholders of record at the close of business on August 15, 2014 (the “record date”). The quarterly dividend represents an aggregate distribution of approximately $645,000 based on the outstanding number of shares of Common Stock as of the declaration date, or approximately $2,580,000 on an annualized basis.

Jumper concluded, “We have experienced a difficult environment during the previous four quarters driven primarily by unanticipated client delays, weather issues and project readiness issues related to land access permits or agricultural activity. We are working diligently to mitigate these challenges through on-going communications with our valued clients, who are providing greater insight and visibility into their future needs and timing for our seismic services, thus allowing us to more properly address their needs and right-size our crew count. Our order book remains steady as do indications of interest for possible future projects. We are committed to retaining sufficient levels of qualified Dawson personnel and our robust inventory of equipment to enable us to deploy crews and channel count to service anticipated client needs during the balance of calendar 2014 and beyond. Our balance sheet remains strong with approximately $68 million of working capital and $14 million of debt as of June 30, 2014, and we are pleased to continue our quarterly dividend program.”

Conference Call Information

Dawson will host a conference call to review its third fiscal quarter 2014 financial results on August 6, 2014, at 9 a.m. CDT. Participants can access the call at (877) 300-8521 (US), (855) 669-9657 (Canada), or (412) 317-6026 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through August 9, 2014 by dialing (877) 870-5176 (US) and (858) 384-5517 (International). The passcode is 10050018. The Webcast will be recorded and available for replay on Dawson’s website until September 5, 2014.

About Dawson

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data is used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net (loss) income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2013. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating revenues	$54,166,000	$75,647,000	$199,113,000	$235,626,000
Operating costs:
Operating expenses	49,608,000	56,519,000	168,807,000	174,920,000
General and administrative	3,533,000	3,046,000	11,373,000	10,150,000
Depreciation	10,253,000	9,231,000	30,306,000	27,913,000

	63,394,000	68,796,000	210,486,000	212,983,000

(Loss) income from operations	(9,228,000)	6,851,000	(11,373,000)	22,643,000
Other income (expense):
Interest income	16,000	14,000	54,000	49,000
Interest expense	(133,000)	(159,000)	(429,000)	(524,000)
Other income (expense)	441,000	(107,000)	49,000	71,000

(Loss) income before income tax	(8,904,000)	6,599,000	(11,699,000)	22,239,000

Income tax benefit (expense)	1,411,000	(2,536,000)	2,961,000	(8,969,000)

Net (loss) income	$(7,493,000)	$4,063,000	$(8,738,000)	$13,270,000

Other comprehensive (loss) income:
Net unrealized income (loss) on foreign exchange rate translation, net of tax	$42,000	$—	$(65,000)	$—

Comprehensive (loss) income	$(7,451,000)	$4,063,000	$(8,803,000)	$13,270,000

Basic (loss) income per share attributable to common stock	$(0.94)	$0.50	$(1.10)	$1.65

Diluted (loss) income per share attributable to common stock	$(0.94)	$0.50	$(1.10)	$1.64

Cash dividend declared per share of common stock	$0.08	$—	$0.16	$—

Weighted average equivalent common shares outstanding	7,960,510	7,873,698	7,958,687	7,861,425

Weighted average equivalent common shares outstanding -assuming dilution	7,960,510	7,922,556	7,958,687	7,900,126

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,177,000	$52,405,000
Short-term investments	26,750,000	23,500,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at June 30, 2014 and September 30, 2013	36,843,000	37,488,000
Prepaid expenses and other assets	3,153,000	737,000
Current deferred tax asset	2,273,000	1,664,000

Total current assets	94,196,000	115,794,000

Property, plant and equipment	350,517,000	325,464,000
Less accumulated depreciation	(175,609,000)	(152,231,000)

Net property, plant and equipment	174,908,000	173,233,000

Total assets	$269,104,000	$289,027,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,386,000	$15,880,000
Accrued liabilities:
Payroll costs and other taxes	2,853,000	1,850,000
Other	3,311,000	6,154,000
Deferred revenue	3,213,000	3,438,000
Current maturities of notes payable and obligations under capital leases	7,656,000	9,258,000

Total current liabilities	26,419,000	36,580,000

Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	6,007,000	3,697,000
Deferred tax liability	32,707,000	35,690,000

Total long-term liabilities	38,714,000	39,387,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,064,233 and 8,056,943 shares issued and outstanding at June 30, 2014 and September 30, 2013, respectively	2,688,000	2,686,000
Additional paid-in capital	95,848,000	94,846,000
Retained earnings	105,500,000	115,528,000
Other comprehensive loss, net of tax	(65,000)	—

Total stockholders’ equity	203,971,000	213,060,000

Total liabilities and stockholders’ equity	$269,104,000	$289,027,000

Reconciliation of EBITDA to Net (Loss) Income
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net (loss) income	$(7,493)	$4,063	$(8,738)	$13,270
Depreciation	10,253	9,231	30,306	27,913
Interest expense (income), net	117	145	375	475
Income tax (benefit) expense	(1,411)	2,536	(2,961)	8,969

EBITDA	$1,466	$15,975	$18,982	$50,627

Reconciliation of EBITDA to Net Cash Provided by Operating Activities
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net cash provided by operating activities	$9,252	$37,180	$10,893	$49,593
Changes in working capital and other items	(7,563)	(20,781)	9,183	2,515
Noncash adjustments to income	(223)	(424)	(1,094)	(1,481)

EBITDA	$1,466	$15,975	$18,982	$50,627